Exhibit 10.14

MN8 ENERGY, INC.

2022 LONG TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

Pursuant to the terms and conditions of the MN8 Energy, Inc. 2022 Long Term Incentive Plan, as it may be amended from time to time (the “Plan”), MN8 Energy, Inc. (the “Company”) hereby grants to the individual listed below (“you” or the “Participant”) the number of Restricted Stock Units (the “RSUs”) set forth below. This award of RSUs (this “Award”) is subject to the terms and conditions set forth herein and in the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan or the Agreement, as applicable.

Participant:	[________________]

Date of Grant:	[________________] (the “Date of Grant”)

Total Number of RSUs:	[________________]

Vesting Commencement Date:	[________________] (the “Vesting Commencement Date”)

Vesting Schedule:	[________________]

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Restricted Stock Unit Grant Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations that arise under the Agreement, the Plan or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts with manual or electronic signatures), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and the Participant has executed this Grant Notice, effective for all purposes as provided above.

MN8 ENERGY, INC.

By:
Name:
Title:

PARTICIPANT

Name:

1

EXHIBIT A

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”) is made as of the Date of Grant by and between MN8 Energy, Inc., a Delaware corporation (the “Company”), and [________________] (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1. Award. In consideration of the Participant’s past and/or continued service to the Company or an Affiliate and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant, the Company hereby grants to the Participant the number of RSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent vested, each RSU represents the right to receive one share of Stock. Vesting and settlement of the RSUs shall occur at the times and subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan. Unless and until the RSUs have become vested in the manner set forth in the Grant Notice, the Participant will have no right to receive any Stock or other payments in respect of the RSUs. Prior to settlement of this Award, the RSUs and this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.

2. Vesting of RSUs.

(a) Except as otherwise set forth in this Section 2 or the Plan, the RSUs shall vest in accordance with the vesting schedule set forth in the Grant Notice. In the event of the termination of the Participant’s service relationship with the Company or an Affiliate prior to the vesting of all of the RSUs (but after giving effect to any accelerated vesting pursuant to this Section 2), any unvested RSUs (and all rights arising from such RSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

[________________]

3. Rights as Stockholder and Dividend Equivalents.

(a) Neither the Participant nor any person claiming under or through the Participant shall have any of the rights or privileges of a holder of shares of Stock in respect of any shares that may become deliverable hereunder unless and until certificates representing such shares have been issued or recorded in book entry form on the records of the Company or its transfer agents or registrars, and delivered in certificate or book entry form to the Participant or any person claiming under or through the Participant.

(b) Each RSU subject to this Award is hereby granted in tandem with a corresponding Dividend Equivalent, which Dividend Equivalent shall remain outstanding from the Date of Grant until the earlier of the settlement or forfeiture of the RSU to which it corresponds. Each earned and vested Dividend Equivalent shall entitle the Participant to receive payments, subject to and in accordance with this Agreement, in an amount equal to any dividends paid by the Company in respect of the shares of Stock underlying the RSUs to which such Dividend Equivalent relates. The Company shall establish, with respect to each RSU, a separate Dividend Equivalent bookkeeping account for such RSU (a “Dividend Equivalent Account”), which shall be credited (without interest) on the applicable dividend payment dates with an amount equal to any dividends paid during the period that such RSU remains outstanding with respect to the shares of Stock underlying the RSU to which such Dividend Equivalent relates. Once an RSU becomes earned and vested, the Dividend Equivalent (and the Dividend Equivalent Account) with respect to such earned RSU shall also become earned and vested. An earned and vested Dividend Equivalent (and the Dividend Equivalent Account) shall be settled at the same time the earned and vested RSU to which it relates is settled. Similarly, upon the forfeiture of an RSU, the Dividend Equivalent (and the Dividend Equivalent Account) with respect to such forfeited RSU shall also be forfeited. Dividend Equivalents shall not entitle the Participant to any payments relating to dividends paid after the earlier to occur of the applicable RSU settlement date or the forfeiture of the RSU underlying such Dividend Equivalent.

4. Settlement of RSUs. If the RSUs vest pursuant to Section 2, then as soon as administratively practicable following the vesting of the RSUs pursuant to Section 2, but in no event later than 60 days after each such vesting date, the Company shall deliver to the Participant (or the Participant’s permitted transferee, if applicable) the number of shares of Stock subject to the RSUs that vested and are being settled. Any fractional RSU that becomes vested hereunder shall be rounded down at the time shares of Stock are issued in settlement of such RSU. No fractional shares of Stock, nor the cash value of any fractional shares of Stock, will be issuable or payable to the Participant pursuant to this Agreement. All shares of Stock issued hereunder, if any, shall be delivered either by delivering one or more certificates for such shares to the Participant or by entering such shares in book-entry form, as determined by the Committee in its sole discretion. The value of shares of Stock shall not bear any interest owing to the passage of time. Neither this Section 4 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.

5. Tax Withholding. To the extent that the receipt, vesting or settlement of this Award results in compensation income or wages to the Participant for federal, state, local or foreign tax purposes, the Participant shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award, which arrangements may include, at the Company’s election, the delivery of cash or cash equivalents, Stock (including previously owned Stock, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of cash or shares of Stock otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through the withholding of shares of Stock that are otherwise issuable to the Participant pursuant to this Award (or through the surrender of previously owned shares of Stock by the Participant to the Company), the maximum number of shares of Stock that may be so withheld (or surrendered) shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities, determined based on the greatest withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. For the avoidance of doubt, to the extent any cash payments are made to the Participant under this Agreement, taxes related thereto will be withheld from such payments. The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying shares of Stock and the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant acknowledges and agrees that none of the Board, the Committee, the Company or any Affiliate have made any representation or warranty as to the tax consequences to the Participant as a result of the receipt of the RSUs, the vesting of the RSUs or the forfeiture of any of the RSUs. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

6. Restrictive Covenants.

(a) The Participant acknowledges and agrees that the issuance of the RSUs further aligns the Participant’s interests with the long-term interests of the Company Group. As a condition of the Participant’s receipt of the RSUs and as a material inducement for the Company to issue the RSUs and enter into this Agreement, the Participant expressly acknowledges and agrees to the provisions of this Section 6. As an express incentive for the Company to enter into this Agreement and issue the RSUs, and to protect the Confidential Information and the Company Group’s goodwill and other legitimate business interests, the Participant has knowingly and voluntarily agreed to the covenants set forth in this Section 6. [The RSU compensates the fulfilment of the direct objectives of this Agreement and the Plan and also compensates for the non-compete and the other restrictive covenants that the Award entails. The employee accepts the general conditions of the Plan and this Agreement and, in particular, expressly accepts the non-competition restriction provided for in the case of accrual of the Award.]1

(b) Following the Date of Grant, the Participant will be provided with, and will have access to, Confidential Information (as defined below). Except as expressly permitted in writing by an authorized representative of the Company, the Participant shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group, and the Participant shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which such Confidential Information is stored). The covenants the Grantee makes in this Section 6(a) shall apply to all Confidential Information, whether now known or later to become known to the Participant.

[1]	Bracketed language only included for executives who are employed in Spain.

(c) Notwithstanding any provision of Section 6(a) to the contrary, the Participant may make the following disclosures and uses of Confidential Information: (i) disclosures to employees of a member of the Company Group who have a need to know Confidential Information in connection with the businesses of the Company Group; (ii) disclosures to a person or entity that has (A) been retained by a member of the Group to provide services to one or more members of the Company Group and (B) agreed in writing to abide by the terms of a confidentiality agreement in a form acceptable to the Company; or (iii) disclosures for the purpose of complying with any applicable laws or regulatory requirements or that the Participant is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by law.

(d) The Participant agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause the Participant undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s trade secrets and other Confidential Information, goodwill and legitimate business interests. During the Prohibited Period (as defined below), the Participant shall not, directly or indirectly, for the Participant or on behalf of or in conjunction with any other person or entity of any nature:

(i) engage in or participate within the Market Area (as defined below) in competition with any member of the Company Group in any aspect of the Business (as defined below), which prohibition shall prevent the Participant from directly or indirectly: (i) owning, managing, operating, or being an officer or director of, any business that competes with any member of the Company Group in the Market Area, or (ii) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Group in any capacity (with respect to this clause (ii)) in which the Participant’s duties or responsibilities directly or indirectly involve the Business;

(ii) appropriate any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area;

(iii) solicit, canvass, approach, encourage, entice or induce any customer, vendor, or supplier of any member of the Company Group with whom or which the Participant had contact on behalf of any member of the Company Group or about whom or which the Participant obtained Confidential Information to cease or lessen such customer’s, vendor’s or supplier’s business with any member of the Company Group; or

(iv) solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.

(e) As used in this Agreement, the following terms shall have the following meanings:

(i) “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which the Participant provides services or about which the Participant obtains Confidential Information during the Participant’s employment, engagement, or other affiliation, which business and operations include development, acquisition, design, engineering, construction, commercialization, operation or financing of renewable energy, electric vehicle or power station infrastructure or services, including solar and wind power generation projects, power storage projects, electric vehicle charging stations, hydrogen production, transportation or distribution projects, power procurement, power load management and electric grid services.

(ii) “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(iii) “Confidential Information” shall mean means all non-public, competitively valuable, confidential, or proprietary information of or related to the Company or any other member of the Company Group, including all trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to the Participant individually or in conjunction with others, during the Participant’s employment, engagement or other affiliation (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks). For purposes of this Agreement, Confidential Information shall not include any information that is or becomes generally available to the public other than as a result of a disclosure or wrongful act of the Participant or any of the Participant’s agents or anyone acting in concert with the Participant.

(iv) “Market Area” shall mean the United States and Spain and any other geographic area in which any member of the Company Group conducted the Business, or has had material plans to conduct the Business, at any time during the [twelve (12) 2/six (6)3/three (3)4] month period prior to the date that the Participant is no longer employed by any member of the Company Group.

(v) “Prohibited Period” shall mean the period during which the Participant is employed by any member of the Company Group and continuing for a period of [twelve (12)5/six (6)6/three (3)7] months following the date that the Participant is no longer employed by any member of the Company Group,

[2]	To be used for the President and Senior Vice Presidents.
[3]	To be used for Vice Presidents.
[4]	To be used for Senior Directors.
[5]	To be used for the President and Senior Vice Presidents.
[6]	To be used for Vice Presidents.
[7]	To be used for Senior Directors.

(f) The covenants in this Section 6, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this Section 6 are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such court deems reasonable, and this Section 6 shall thereby be reformed.

(g) Nothing in this Agreement shall prevent the Participant from: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to the Participant from any such governmental authority; (c) testifying, participating or otherwise assisting in an action or proceeding by any such governmental authority relating to a possible violation of law or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (x) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; (y) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law or (z) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement requires the Participant to obtain prior authorization from any member of the Company Group before engaging in any conduct described in this paragraph, or to notify any member of the Company Group that the Participant has engaged in any such conduct.

(h) Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of the Participant’s obligations under this Section 6 and shall be entitled to enforce such obligations as if a party hereto.

7. Non-Transferability. During the lifetime of the Participant, the RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Stock underlying the RSUs have been issued, and all restrictions applicable to such shares have lapsed. Neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

8. Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of shares of Stock hereunder, if any, will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No shares of Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, shares of Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Stock hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Stock hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.

9. Legends. If a stock certificate is issued with respect to any shares of Stock delivered hereunder, such certificate shall bear such legend or legends as the Committee deems appropriate in order to reflect the restrictions set forth in this Agreement and to ensure compliance with the terms and provisions of this Agreement, the rules, regulations and other requirements of the SEC, any applicable laws or the requirements of any stock exchange on which the Stock is then listed. If the shares of Stock issued hereunder are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions set forth in this Agreement.

10. Execution of Receipts and Releases. Any payments of cash or any issuance or transfer of shares of Stock or other property to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such Person hereunder. As a condition precedent to such payment or issuance, the Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided, however, that any review period under such release will not modify the date of settlement with respect to vested RSUs.

11. No Right to Continued Service or Awards.

(a) For purposes of this Agreement, the Participant shall be considered to be in a service relationship with the Company as long as the Participant remains in a service relationship with the Company or an Affiliate, or in a service relationship with a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new award for this Award. Without limiting the scope of the preceding sentence, it is specifically provided that the Participant shall be considered to have terminated his or her service relationship with the Company at the time of the termination of the “Affiliate” status of the entity or other organization that the Participant is in a service relationship with. Nothing in the adoption of the Plan, nor the award of the RSUs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon the Participant the right to continued service with the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such service relationship at any time. Unless otherwise provided in a written service agreement or by applicable law, the Participant’s service with the Company, or any such Affiliate, or any other entity, shall be on an at-will basis, and the service relationship may be terminated at any time by either the Participant or the Company, or any such Affiliate or any other entity for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such service relationship, and the cause of such termination, shall be determined by the Committee or its delegate, and such determination shall be final, conclusive and binding for all purposes.

(b) The grant of the RSUs is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of the Company.

12. Legal and Equitable Remedies. The Participant acknowledges that a violation or attempted breach of any of the Participant’s covenants and agreements in this Agreement would cause such damage as will be irreparable, the exact amount of which would be difficult to ascertain and for which there would be no adequate remedy at law, and accordingly, the parties hereto agree that the Company and the Affiliates shall be entitled as a matter of right to an injunction issued by any court of competent jurisdiction, restraining the Participant or the affiliates, partners or agents of the Participant from such breach or attempted violation of such covenants and agreements, as well as to recover from the Participant any and all costs and expenses sustained or incurred by the Company or any Affiliate in obtaining such an injunction, including, without limitation, reasonable attorneys’ fees. The parties to this Agreement agree that no bond or other security shall be required in connection with such injunction. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach or threatened breach, but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company group, at law and equity.

13. Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, unless otherwise designated by the Company in a written notice to the Participant (or other holder):

MN8 Energy, Inc. Attn: General Counsel

1155 Avenue of the Americas, 27th Floor

New York, NY 10036

Email: notices@mn8energy.com

If to the Participant, at the Participant’s last known address on filed with the Company.

Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to the Participant when it is mailed by the Company or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail. Any notice sent by electronic mail or facsimile during normal business hours of the Company shall be deemed to have been duly given to the party to whom it is addressed on the date delivered and if not sent during normal business hours, then on the Company’s next business day.

14. Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

15. Agreement to Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

16. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the RSUs granted hereby; provided, however, that (i) the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment or consulting agreement between the Participant and the Company (or an Affiliate or other entity) or a severance plan in which the Participant participates, in each case, in effect as of the date a determination is to be made under this Agreement, and (ii) the covenants set forth in Section 6 complement and are in addition to (and do not replace or supersede) any other obligation of the Participant to any member of the Company Group with respect to confidentiality, non-disclosure, non-competition or non-solicitation (whether such obligation arises by contract, common law, statute or otherwise). Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.

17. Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

18. Clawback. Notwithstanding any provision in the Grant Notice, this Agreement or the Plan to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any SEC rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all cash or shares of Stock issued hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

19. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

20. Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the Person(s) to whom the RSUs may be transferred by will or the laws of descent or distribution.

21. Interpretation. Headings are given to the Sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement or the Plan.

22. Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic or digital signature, subject to applicable law, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of the Grant Notice by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of the Grant Notice.

23. Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the RSUs granted pursuant to this Agreement are intended to be exempt from the applicable requirements of the Nonqualified Deferred Compensation Rules and shall be limited, construed and interpreted in accordance with such intent. Nevertheless, to the extent that the Committee determines that the RSUs may not be exempt from the Nonqualified Deferred Compensation Rules, then, if the Participant is deemed to be a “specified employee” within the meaning of the Nonqualified Deferred Compensation Rules, as determined by the Committee, at a time when the Participant becomes eligible for settlement of the RSUs upon his “separation from service” within the meaning of the Nonqualified Deferred Compensation Rules, then to the extent necessary to prevent any accelerated or additional tax under the Nonqualified Deferred Compensation Rules, such settlement will be delayed until the earlier of: (a) the date that is six months following the Participant’s separation from service and (b) the Participant’s death. Notwithstanding the foregoing, the Company and the Affiliates make no representations that the RSUs provided under this Agreement are exempt from or compliant with the Nonqualified Deferred Compensation Rules and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules.